Exhibit 99.04
FOR IMMEDIATE RELEASE                            Contact: David A. Garrison
Website: http://www.arthrt.com                                (978) 602-1436

May 31, 2013

Arrhythmia Research Technology, Inc. Receives
NYSE MKT Exchange Compliance Notice

Fitchburg, Massachusetts
Arrhythmia Research Technology, Inc. (NYSE MKT: HRT), (the “Company”) announced that, on May 17, 2013, it received notice from the NYSE MKT LLC (the “Exchange”) that it is not in compliance with certain of the Exchange's continued listing standards as set forth in Sections 134 and 1101 of the Exchange's Company Guide (the “Company Guide”) as a result of the failure to file its interim report on Form 10-Q on a timely basis. The Company has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide. Such procedures require the Company to communicate with the Exchange by May 23, 2013 to confirm receipt of the letter and indicate whether or not it intends to submit a plan of compliance. The Company intends to submit a plan of compliance to the Exchange by May 31, 2013 in accordance with the notice advising the Exchange of action it has taken or intends to take that will bring the Company into compliance with Sections 134 and 1101 of the Company Guide by no later than August 15, 2013. If the plan is accepted but the Company is not in compliance with the continued listing standards of the Company Guide by July 16, 2013 or if the Company is not making progress consistent with the plan, the Company may be subject to delisting procedures.

About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc. has diversified manufacturing capabilities with the capacity to participate in full product life cycle activities from early stage development and engineering from prototyping to full scale manufacturing as well as packaging and product fulfillment services. Its subsidiary, Micron Products, Inc., also manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. The Company also has developed and distributes a customizable proprietary signal-averaging electrocardiography (SAECG) software used to diagnose the risk of certain heart arrhythmias and that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com             http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products sold; variability of customer demand and delivery requirements; ability to license our software, provide timely customization and updates; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; continued availability of supplies or materials used in manufacturing at competitive prices; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources; volatility in commodity and energy prices; and the Company's ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.